Exhibit 10.1
                                    AGREEMENT


          Agreement dated as of April 30, 1999, by and between Malcolm L. Elvey (the "Employee") and Esquire Communications Ltd., a Delaware corporation (the "Corporation"). W I T N E S S E T H : WHEREAS, the Corporation and the Employee are parties to an Employment, Non-Competition and Non-Disclosure Agreement dated as of March 1, 1993 (the "Employment Agreement"); and

          WHEREAS, the Corporation and the Employee mutually desire to provide for the termination of Employee's employment;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Terms defined in the Employment Agreement shall have the same meaning when used herein.

          2. Effective the date hereof, Employee's employment with the Corporation is hereby terminated and Employee hereby resigns as an employee of the Corporation. Employee shall continue as Chairman of the Board of the Corporation until he is requested to relinquish such position by the Board of Directors.

          3. Concurrently herewith, the Corporation is paying to the Employee the amount of $20,000, by check, plus all accrued but unpaid expenses due to Employee under the Employment Agreement. The Employee's automobile and garage expenses will no longer be paid by the Corporation. The Employee shall be entitled to retain the equipment, including computer, located in his office.

          4. Except for the provisions contained in Sections 8.0, 9.0, 10.0 and
13.0 of the Employment Agreement, the Employment Agreement is hereby terminated and is of no further force and effect. The provisions of Sections 8.0, 9.0, 10.0 and 13.0 shall continue in full force and effect.

          5. In consideration of the Corporation's buyout of the Employment Agreement pursuant to this Agreement and the non-competition covenants of Employee, the Corporation agrees to pay to the Employee the amount that he would have received as compensation under his Employment Agreement through March 31, 2000, in accordance with the Corporation's existing practices, adjusted to reflect the cost of living adjustments contained therein from and after January 1, 1999, retroactive to January 1, 1999; provided, however, that if the Corporation is Sold (as defined herein) prior to March 31, 2000, such amount shall continue to be paid through December 31, 2000. If the Corporation is not so Sold, but has a material improvement in its financial condition, the Corporation and the Employee shall review and reconsider an increase in the amount to be paid the Employee hereunder. As used herein, "Sold" means either of the following, at a price of greater than $6.00 per share: (i) the sale of all or substantially all the assets of the Corporation or (ii) a merger of the Corporation with another entity where the existing stockholders of the Corporation will own less than 10% of the outstanding stock of the surviving entity.

          6. For as long as the Employee is a director of the Corporation, if the Employee generates new business for the Corporation, at the discretion and subject to the approval of the Chief Executive Officer of the Corporation he shall be eligible to sales commissions on such new business in accordance with the Corporation's existing practices or practices to be developed.

          7. All options held by Employee shall continue to vest and be exercisable in accordance with their terms, whether or not the Employee remains a director of the Corporation. If the Corporation reprices any of its outstanding options on or prior to March 31, 2000 and executives of the Corporation participate therein, the Employee's options will be eligible for consideration to be similarly repriced.

          8. Until the date Employee is no longer a director of the Corporation, subject to the Corporation obtaining permission from its insurance carrier, the Corporation shall continue to pay for Employee and his dependents all costs for group health coverage under the Corporation's health benefit plans. The coverage shall be the same as that provided to the employees of the Corporation. If the Corporation is unable to continue the Employee under its plans, it shall pay to the Employee the cost of his COBRA coverage as long as he remains a director.

          9. If the Employee decides to remain as a director of the Corporation, he shall not be entitled to any fees or compensation for services as a director. The Corporation agrees to use its best efforts to continue to cause the Employee to be elected as a director of the Corporation as long as the Employee continues to own at least 200,000 shares of Common Stock (subject to adjustment to reflect stock splits or similar events) of the Corporation. When Employee is no longer a director of the Corporation, the Corporation shall use its best efforts to have Employee released from all his rights and obligations under the October 23, 1996 Stockholders Agreement.

          10. In the event of Employee's death or disability, all payments and benefits of Employee under this Agreement shall continue to accrue and shall be payable to Employee's estate or legal representatives.

          11. This Agreement shall be governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Employee shall not have the right to assign this Agreement in view of its personal nature). This Agreement, including the provisions of the Employment Agreement which survive, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. There are no oral agreements in connection with this Agreement. Neither this Agreement nor any provision of this Agreement may be waived, modified or amended orally or by any course of conduct but only by an agreement in writing duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto. The change in control agreement dated June 30, 1998 to which the Employee was a party, is hereby terminated and of no further force or effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                            --------------------------
                                            Malcolm L. Elvey


                                            ESQUIRE COMMUNICATIONS LTD.


                                            By:
                                               ------------------------